Exhibit 99.1

Match Group Board of Directors Names Bernard Kim Chief Executive Officer;

Shar Dubey To Remain as Director and Advisor

Dallas, May 3, 2022 – Match Group’s Board of Directors (NASDAQ: MTCH) today announced that after 16 years in various roles across the organization, Shar Dubey will be resigning as an officer of Match Group, and Bernard Kim, the current President of Zynga, has been named Chief Executive Officer of the Company, effective May 31. Kim will assume day-to-day responsibilities for the organization and will be joining Match Group’s Board of Directors. Dubey will continue to serve as a Director on Match Group’s Board, and will serve as an advisor to the company, allowing her to focus on product strategy while playing an integral role in the transition.

Kim has served as President of Zynga from 2016, overseeing various functions including global marketing, user acquisition, revenue, consumer insights, data science, product management, mergers and acquisitions, and communications. Kim was instrumental in Zynga’s explosive growth and was pivotal in the company’s expansion to new markets such as blockchain and hyper-casual gaming, as well as new platforms like the Nintendo Switch, Snapchat, and smart home devices. This led to Zynga’s record annual performance in 2021. Between 2016 and 2022, Kim helped quadruple Zynga’s market cap, leading to its pending $12.7 billion acquisition by Take-Two, which was announced in January 2022. Prior to joining Zynga, Bernard spent nearly 10 years at Electronic Arts Inc. as the company’s Senior Vice President of Mobile Publishing.

“Creative, dynamic executives that are able to lead an organization and promote a culture that produces innovative products, embraces new technologies, and attracts and retains the very best people are hard to find. We had it with Shar and it became apparent to us that Bernard’s clear track record of success demonstrates the same unwavering commitment to people, products, and shareholder value,” said Tom McInerney, Chairman of Match Group. “The Board is very grateful to Shar for her 16 years of outstanding service and accomplishments, and is at the same time fully energized by Bernard joining our very talented Match Group team and looks forward to continued future success.”

“I’m honored to join Match Group’s talented team at such a pivotal time, as the company continues to see powerful momentum, strong user engagement, and passionate employees who are driven to bring joy to millions of users from all walks of life,” said Bernard Kim. “I have tremendous admiration for Shar Dubey’s leadership and for Match Group‘s powerful mission to create meaningful connections for every single person worldwide today and in the future.”

“I feel privileged that I am able to step down from a day-to-day operating role and have the time and headspace to focus on what is hopefully the ‘give back’ chapter of my life,” said Shar Dubey. “As a Director and an advisor, I will have the flexibility to stay close to aspects of the business I love – product and strategy. I leave the company in great hands. With Bernard’s energy, fresh thinking, and extensive mobile technology and consumer business experience, combined with the over 70 years of institutional knowledge and category experience of our brand CEOs and leaders at Match Group, I am ever so excited about this next phase of the company and the category.”

The Board engaged a leading global search firm and conducted a robust and extensive search of a diverse slate of candidates for this process.

About Bernard Kim

As of May 31, 2022, Bernard Kim will be the Chief Executive Officer of Match Group. With over 20 years of leadership in the mobile, entertainment, and gaming industry, Bernard most recently served as Zynga’s President.

At Zynga, Bernard oversaw how the company connected the world through games. He built and led a global team that was responsible for Zynga’s global marketing, user acquisition, ad monetization, revenue, communications, consumer insights, data science, product management, business development, partnerships, mergers & acquisitions, and player network.

Bernard was instrumental in Zynga’s turnaround and helped drive the company’s player engagement and monetization strategies, which is the pinnacle of live services in mobile technology today. Bernard helped quadruple Zynga’s market cap, navigating unprecedented market conditions while expanding to new platforms, markets, and audiences. Bernard led Zynga’s groundbreaking acquisitions and was pivotal in the company's expansion to new markets such as blockchain gaming and hyper-casual, as well as new platforms like the Nintendo Switch, Snapchat and smart home devices. In 2020, he was honored as a ‘Mobile Legend’ at Pocket Gamer’s Mobile Games Awards.

Prior to joining Zynga, Bernard spent nearly 10 years at Electronic Arts Inc. as the company’s Senior Vice President of Mobile Publishing. In that role, he oversaw EA’s mobile distribution, strategy, product management, analytics, network engagement, marketing, revenue demand planning, business development, third-party publishing, and mergers & acquisitions. During his tenure at EA, Bernard also led EA’s games division in Asia and helped bring EA franchises to billions of players.

Before joining EA, Bernard served as Director of Sales and Channel Strategy at The Walt Disney Company, where he led sales and retail for Disney Mobile.

Bernard holds Bachelor of Arts degrees in both Economics and Communications from Boston College.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Hinge®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna™ Live, and more, each built to increase our users' likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.

Important Additional Information

This supplemental disclosure may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Match Group, Inc. 2022 Annual Meeting (the “2022 Annual Meeting”). Match Group has filed with the Securities and Exchange Commission (the “SEC”) and made available to Match Group’s stockholders of record on April 11, 2022 a Definitive Proxy Statement on Schedule 14A dated April 29, 2022 (the “Definitive Proxy Statement”) containing important information about the matters to be considered by the Match Group’s stockholders at its 2022 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, MATCH GROUP, INC. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSALS REGARDING THE MATTERS TO BE CONSIDERED AT THE 2022 ANNUAL MEETING. Investors and stockholders can obtain a copy of the documents filed by Match Group with the SEC, including the Definitive Proxy Statement (and any amendments and supplements thereto), free of charge from the SEC’s website, http://www.sec.gov or by directing a request by mail to Match Group at or from Match Group’s investor relations website at http://ir.mtch.com.

Participants in the Solicitation

Match Group and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from Match Group’s stockholders with respect to the matters to be considered at the 2022 Annual Meeting. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are described in the Definitive Proxy Statement filed with the SEC on April 29, 2022 and other relevant materials to be filed with the SEC.

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